Exhibit 99.1


PRESS RELEASE
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Reckson Associates Realty Corp.
225 Broadhollow Road
Melville, NY 11747
(631) 694-6900 (Phone)
(631) 622-6790 (Facsimile)
Contact: Scott Rechler, CEO
         Susan McGuire, SVP Investor Relations

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FOR IMMEDIATE RELEASE
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                   Reckson Announces Management Appointments
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(MELVILLE, NEW YORK, April 6, 2006) - Reckson Associates Realty Corp. (NYSE:
RA) announced today that the Company has made several promotions from within its talented management team.

Michael Maturo has been appointed President of the Company, in addition to his current role as Chief Financial Officer and Treasurer. Mr. Maturo has been with Reckson since 1995 and currently oversees the Company's finance, accounting, treasury management, public reporting, capital markets, capital allocation and investor relations functions. In addition to his responsibilities as Chief Financial Officer, Mr. Maturo will assist Scott Rechler, Reckson's Chairman and Chief Executive Officer, in developing and implementing the Company's corporate and operating strategies. In addition, Mr. Maturo will join the Company's board of directors.

Jason Barnett has been appointed Senior Executive Vice President Corporate Initiatives in addition to his role as General Counsel and Secretary. Mr. Barnett joined the Company in 1996 and is currently responsible for the coordination of all legal and compliance matters. Mr. Barnett's new title reflects his broader involvement in other corporate initiatives.

Richard Conniff, who has been with Reckson since 1994 and oversees the investments function, will now serve as Chairman of the Investment Committee in addition to his current role of Corporate Senior Vice President Investments.

Due to improved market conditions, Reckson has accelerated its development activities and anticipates continuing to actively harvest its development pipeline. In addition, the Company will continue to pursue new attractively priced development opportunities in its markets such as the 77 acre Nassau Coliseum site on Long Island. To better position Reckson for this anticipated increase in development activity, Todd Rechler, currently


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Corporate Senior Vice President and Managing Director, New Jersey, will now also serve as Co-Chairman of the Development Committee and Matthew Frank will now also serve as Co-Chairman of the Development Committee in addition to continuing his role as Senior Vice President Development and Design.

Scott Rechler, Reckson's Chief Executive Officer, stated, "At Reckson we pride ourselves on making it a priority to develop our team members and promote from within. I am pleased that we had the opportunity to promote these key team members to their new roles. Their expanded responsibilities reflect their continued personal development and the continued growth of our company."

Additionally, David Sims has joined Reckson as Senior Vice President and Managing Director of the Westchester/Connecticut division. He will be reporting to Salvatore Campofranco, Reckson's Chief Operating Officer. Mr. Sims brings over 36 years of real estate industry experience to his new Reckson position. The majority of his career has been spent at several real estate companies including Olympia and York, Mendik Realty Company, Vornado and most recently CB Richard Ellis.

Commenting on the Company's new Managing Director in Westchester/Connecticut, Salvatore Campofranco, Reckson's Executive Vice President and Chief Operating Officer, noted, "We are extremely pleased to have a person of David's reputation, skill and experience join Reckson's Westchester/Connecticut division. We have one of the most experienced and knowledgeable teams in this market and adding David will only enhance our competitive advantage."

Reckson Associates Realty Corp. is a self-administered and self-managed real estate investment trust (REIT) specializing in the acquisition, leasing, financing, management and development of Class A office properties.

Reckson's core growth strategy is focused on the markets surrounding and including New York City. The Company is one of the largest publicly traded owners, managers and developers of Class A office properties in the New York Tri-State area, and wholly owns, has substantial interests in, or has under contract, a total of 102 properties comprised of approximately 20.2 million square feet. For additional information on Reckson Associates Realty Corp., please visit the Company's web site at www.reckson.com.

Certain matters discussed herein, including guidance concerning the Company's future performance, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, forward-looking statements are not guarantees of results and no assurance can be given that the expected results will be delivered. Such forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those expected. Among those risks, trends and uncertainties are the general economic climate, including the conditions affecting industries in which our principal tenants compete; financial condition of our tenants; changes in the supply of and demand for office properties in the New York Tri-State area; changes in interest rate levels; changes in the Company's credit ratings; changes in the Company's cost of and access to capital; downturns in rental rate levels in our markets and our ability to lease or re-lease space


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in a timely manner at current or anticipated rental rate levels; the availability of financing to us or our tenants; changes in operating costs, including utility, real estate taxes, security and insurance costs; repayment of debt owed to the Company by third parties; risks associated with joint ventures; liability for uninsured losses or environmental matters; and other risks associated with the development and acquisition of properties, including risks that development may not be completed on schedule, that the tenants will not take occupancy or pay rent, or that development or operating costs may be greater than anticipated. For further information on factors that could impact Reckson, reference is made to Reckson's filings with the Securities and Exchange Commission. Reckson undertakes no responsibility to update or supplement information contained in this press release.
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